Amendment to
Software Rights Agreement between:

RICHARD SMITTEN
1000 Bourbon St. Ste 380
New Orleans, Louisiana 70116-2708

AND

Stock Market Solutions, Inc. and
jesselivermore.com
1000 Bourbon St. Ste 380
New Orleans, Louisiana 70116-2708

This amends the agreement between the parties dated April 22, 2000, effective May 24, 2004, by adding the following:

        In consideration of the issuance of 3,000,000 unregistered shares of common stock of Stock Market Solutions, Inc., I, Richard Smitten, agree to grant permission to use my third book to develop the software. This will be an exclusive grant of rights and include total access to the book: “Trade Like Jesse Livermore” to be published by John Wiley and Sons. The permission will include the book and all subsequent editions of the book, including versions made by nonprofit organizations for use of blind or physically handicapped persons, and in all foreign-language translations and other derivative works published or prepared by John Wiley and Sons or its licensees, for distribution throughout the world.

Agreed to and signed: /S/ Richard Smitten

Date: May _______, 2004

Agreed to and signed: /S/ Richard Smitten on behalf of Stock Market Solutions, Inc. and jesselivermore.com

Date: May ____, 2004